April 24, 2003
For Immediate Release

Contact:
Jane A. Freeman
Chief Financial Officer
Scientific Learning Corp.
(510) 625-2284
jfreeman@scilearn.com

Michele Norris
Media
(908) 377-3095
mnorris@scilearn.com

Scientific Learning Reports Record Revenue
of $6.4 Million in First Quarter

Revenue Increases 100%

Oakland, CA, April 24, 2003 - Scientific Learning (OTCBB: SCIL) today announced its revenue for the quarter ended March 31, 2003 was $6.4 million, compared to $3.2 million for the quarter ended March 31, 2002, an increase of 100%.

Deferred revenue totaled $12.7 million at quarter-end, compared to $7.4 million on March 31, 2002. Approximately 85% of deferred revenue is expected to be recognized as revenue in the next four quarters.

“We had an excellent first quarter. Our $6.4 million in revenue reflects the strength and visibility of our deferred revenue stream as well as strong K-12 sector sales in the quarter,” said Robert C. Bowen, Chairman and CEO of Scientific Learning. “Our K-12 sales increased in the middle of our 20% -30% target range, continuing to grow well ahead of industry rates. This is evidence of the uniqueness of the Fast Forward® family of products and their significant impact on learning for struggling readers.”

Gross margins were 78% in the first quarter of 2003 compared to 79% in the same quarter of 2002. Operating expenses in the first quarter of 2003 totaled $5.3 million compared to $6.0 million in the first quarter of 2002. The operating loss for the quarter was $300,000 compared to $3.5 million in the first quarter of 2002.

The net loss for the quarter was $610,000 and $.04 per share compared to a net loss of $3.9 million and $.25 per share in the first quarter of 2002.

“Our operating loss was less than guidance,” said Mr. Bowen, “reflecting strong revenue growth and our continued focus on expenses.”

Business Outlook

Scientific Learning expects continued growth in 2003. For the year ended December 31, 2003, revenue is expected to be in the range of $28 to $30 million. The company expects to report an operating profit of about $1.0 million.

For the second quarter of 2003, Scientific Learning expects revenue to be in the range of $6.7 to $7.0 million compared to $4.4 million in the same period of 2002. The Company expects to report an operating loss of $200,000 to $500,000 in the second quarter of 2003, compared to an operating loss of $2.7 million in the same period of 2002.

The above targets represent the Company’s current revenue and earnings goals as of the date of this release and are based on information current as of April 24, 2003. Scientific Learning does not expect to update the business outlook until the release of its next quarterly earnings announcement. However, the Company may update the business outlook or any portion thereof at any time for any reason.

Conference Call Information

The Company will host a conference call at 5:00 p.m. EDT on Thursday, April 24, 2003, which will be broadcast live at www.ON24.com. The broadcast will also be available simultaneously and for replay after the end of the call on the Investor Information portion of the Company’s Web site. The conference call can also be accessed at 800-624-0894 (listen only). PostView® of the call is available for 48 hours following the call by dialing 800-633-8284 or 402-977-9140 (enter reservation #21140406).

About Scientific Learning

Headquartered in Oakland, CA, Scientific Learning (OTCBB: SCIL) sells the patented Fast ForWord® Family of Products that develop and enhance cognitive skills required to read and learn effectively. The Fast ForWord software is based on more than 30 years of neuroscience research on how to improve learning in children, adolescents and adults. Significant gains are frequently achieved in as few as 20 to 40 instructional sessions. To learn more about Scientific Learning’s neuroscience-based products, visit the Company’s Web sites at www.scientificlearning.com and www.brainconnection.com, or call toll-free 888-665-9707.

This press release contains projections and other forward-looking statements that are subject to the safe harbor created by Section 27A of the federal securities law. Such statements include, among others, statements relating to projected levels of revenue, sales, margins, expenses, profit or loss, cash flow, financial resources and other financial results. Such statements are subject to substantial risks and uncertainties. Actual events or results may differ materially as a result of many factors, including but not limited to: general economic conditions; the extent of acceptance and purchase of the Company’s products by target customers; seasonality and sales cycles in Scientific Learning’s markets; competition; availability of funding to purchase the Company’s products and generally available to schools; the extent to which the Company’s marketing, sales and implementation strategies are successful; the Company’s ability to continue to demonstrate the efficacy of its products, which depends on how the programs are administered, the demography of participants and other factors; the Company’s ability to recruit and retain key personnel; the Company’s ability to timely execute its new product development strategies; pricing pressures; expense levels at the Company; risks associated with litigation and intellectual property; and other risks detailed in the Company’s SEC reports, including but not limited to the Report on Form 10-K filed March 31, 2003 (Part I, Item 1, Factors That May Affect Our Results or Stock Price and Part II, Item 7, Management’s Discussion and Analysis).

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SCIENTIFIC LEARNING CORPORATION
BALANCE SHEETS
(In thousands)

	March 31, 2003	December 31, 2002

	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$3,593	$4,613
Accounts receivable, net	3,356	4,867
Prepaid expenses and other current assets	1,291	1,340

Total current assets	8,240	10,820
Property and equipment, net	1,004	1,198
Other assets	6,260	6,625

Total assets	$15,504	$18,643

Liabilities and stockholders’ deficit
Current liabilities:
Accounts payable	$504	$287
Accrued liabilities	4,211	5,411
Deferred revenue	10,823	13,433

Total current liabilities	15,538	19,131
Borrowings under bank line of credit	6,300	5,000
Deferred revenue, long-term	1,844	2,151
Other liabilities	548	484

Total liabilities	24,230	26,766
Stockholders’ deficit:
Common stock	73,778	73,771
Accumulated deficit	(82,504)	(81,894)

Total stockholders’ deficit	(8,726)	(8,123)

Total liabilities and stockholders’ deficit	$15,504	$18,643

Certain 2002 items have been reclassified to conform to the presentation adopted in 2003.

SCIENTIFIC LEARNING CORPORATION
STATEMENT OF OPERATIONS
(In thousands, except share and per share amounts)
unaudited

	Three months ended March 31,

	2003	2002

Revenues:
Products	$5,331	$2,454
Service and support	1,046	730

Total revenues	6,377	3,184
Cost of revenues:
Cost of products	454	280
Cost of services and support	929	393

Total cost of revenues	1,383	673
Gross profit	4,994	2,511
Operating expenses:
Sales and marketing	3,273	3,727
Research and development	909	815
General and administrative	1,112	1,266
Restructuring charges	—	233

Total operating expenses	5,294	6,041
Operating loss	(300)	(3,530)
Interest expense , net	(310)	(332)

Net loss	$(610)	$(3,862)

Basic and diluted net loss per share	$(0.04)	$(0.25)

Shares used in computing basic and diluted net loss per share	15,879,655	15,512,142

Certain 2002 items have been reclassified to conform to the presentation adopted in 2003.